Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-181364) pertaining to the O’Reilly Automotive, Inc. 2012 Incentive Award Plan and the O’Reilly Automotive, Inc. 2017 Incentive Award Plan of our reports dated February 28, 2017, with respect to the consolidated financial statements and schedule of O’Reilly Automotive, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of O’Reilly Automotive, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Kansas City, Missouri
July 10, 2017